FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number 0-25954


                   SWIFT ENERGY PENSION PARTNERS 1994-D, LTD.
           (Exact name of Registrant as specified in its Certificate
                            of Limited Partnership)

                        16825 Northchase Drive, Suite 400
                              Houston, Texas 77060
                                 (281) 874-2700
   (Address and telephone number of Registrant's principal executive offices)

                            Limited Partnership Units
            (Title of each class of securities covered by this Form)

                                     -None-
             (Titles of all other classes of securities for which a
                  duty to file reports under Sections 13(a) or
                                 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)      |_|       Rule 12h-3(b)(1)(i)                |_|
    Rule 12g-4(a)(1)(ii)     |X|       Rule 12h-3(b)(1)(ii)               |_|
    Rule 12g-4(a)(2)(i)      |_|       Rule 12h-3(b)(2)(i)                |_|
    Rule 12g-4(a)(2)(ii)     |_|       Rule 12h-3(b)(2)(ii)               |_|
                                       Rule 15d-6                         |_|

Approximate number of holders of record as of the
certification or notice date:          256

     Pursuant to the requirements of the Securities Exchange Act of 1934, Swift Energy Pension Partners 1994-D, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 27, 2001     SWIFT ENERGY PENSION PARTNERS 1994-D, LTD.

                          By:  Swift Energy Company, as Managing General Partner


                          By:  /s/ Bruce H. Vincent
                               -------------------------------------------------
                               Bruce H. Vincent
                               Executive Vice President-Corporate Development